Western Alliance Bancorporation

FOR IMMEDIATE RELEASE
March 30, 2007

Contacts:
Media

Robert Sarver 602- 952-5445
Grant Markham 775-824-4343

Investors
Dale Gibbons 702-248-4200

Western Alliance Bancorporation Announces Completion of Merger with First
Independent Capital of Nevada

Las Vegas – March 30, 2007 — Western Alliance Bancorporation (NYSE:WAL) announced today the completion of its merger with First Independent Capital of Nevada. Privately held First Independent Capital owns First Independent Bank of Nevada. The Bank, which is headquartered in Reno, will retain its current name, management and board of directors.

First Independent Bank of Nevada had assets of $428 million, deposits of $386 million, loans of $285 million and equity capital of $31.8 million at December 31, 2006. To consummate the merger, Western Alliance issued approximately 2.5 million shares of its common stock and paid approximately $21.9 million in cash to First Independent shareholders.

“We are delighted to join with First Independent Bank in delivering quality, super- community banking to the fast-growing Northern Nevada market. First Independent Bank demonstrates the successful results of combining talented, locally-based bankers with a commitment to quality, and we’re looking forward to working with them as they continue to expand on their success,” said Robert Sarver, Chairman and CEO of Western Alliance Bancorporation. The Bank has four offices in Reno, Sparks and Fallon, and plans to build additional offices in Sparks and Spanish Springs this year.

“Our ability to continue serving our community as a local bank was a key factor in our decision to join with Western Alliance, including retaining our existing employees, management and board of directors. We’re very pleased that we share the same philosophy about the importance of local relationships. It’s our local commitment that has defined us and will continue to be a core part of our success”, said First Independent Bank Board Chairman John Sande III who will remain as Board Chairman of the Bank and will also join the board of directors of Western Alliance Bancorporation.

Grant Markham, President and CEO of First Independent Bank noted, “We are excited about the new opportunities this presents for our customers and our employees. Not only will we continue to provide the same high level of service, but now we will also be able to offer our clients significantly greater lending capabilities and a broader choice of products and services.”

About Western Alliance Bancorporation

Western Alliance Bancorporation has assets of $4.6 billion and is among the largest publicly held, non-gaming companies in Nevada. Western Alliance is the parent company of Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Alta Alliance Bank, Miller/Russell & Associates, Premier Trust and Western Alliance Leasing. These dynamic companies provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.